EXHIBIT 99.1
Fastenal Company Reports 2019 Annual and Fourth Quarter Earnings
WINONA, Minn., January 17, 2020 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and year ended December 31, 2019. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Share and per share information in this release, and in the financial statements attached to this release, has been adjusted to reflect the two-for-one stock split effective at the close of business on May 22, 2019. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2019	2018	Change	2019	2018	Change
Net sales	$5,333.7	4,965.1	7.4%	$1,276.9	1,231.6	3.7%
Business days	254	254		63	63
Daily sales	$21.0	19.5	7.4%	$20.3	19.6	3.7%
Gross profit	$2,515.4	2,398.9	4.9%	$598.4	587.8	1.8%
% of sales	47.2%	48.3%		46.9%	47.7%
Operating income	$1,057.2	999.2	5.8%	$238.9	233.4	2.4%
% of sales	19.8%	20.1%		18.7%	19.0%
Earnings before income taxes	$1,043.7	987.0	5.7%	$236.4	229.8	2.9%
% of sales	19.6%	19.9%		18.5%	18.7%
Net earnings	$790.9	751.9	5.2%	$178.7	168.8	5.9%
Diluted net earnings per share	$1.38	1.31	5.2%	$0.31	0.29	5.4%
Quarterly Results of Operations
Net sales increased $45.3, or 3.7%, in the fourth quarter of 2019 when compared to the fourth quarter of 2018. This increase was driven by higher unit sales related to our growth drivers, most notably contribution from industrial vending and Onsite locations, compared to the fourth quarter of 2018. The general slowing in economic activity that we experienced in the second and third quarters of 2019 continued in the fourth quarter of 2019. This general softness was exacerbated in December by holiday timing and longer than usual year-end plant shutdowns. A lesser contributor to our sales growth in the fourth quarter of 2019 was higher product pricing as a result of increases implemented in late 2018 and throughout 2019 to mitigate the impacts of general and tariff-related inflation in the marketplace. Sales of our fastener products grew 1.8% on a daily basis over the fourth quarter of 2018 and represented 33.6% of sales in the fourth quarter of 2019. Sales of our non-fastener products grew 5.1% on a daily basis over the fourth quarter of 2018 and represented 66.4% of sales in the fourth quarter of 2019.
Our gross profit, as a percentage of net sales, declined 80 basis points to 46.9% in the fourth quarter of 2019 from 47.7% in the fourth quarter of 2018. The most significant factor behind the decline in our gross profit percentage in the period was the success we have had generating sales growth as a result of our growth drivers (industrial vending and Onsite locations). These two channels have a lower gross margin, due to customer and product mix, when compared to the company average. The gross margin percentage was also affected by net expenses related to freight. Weaker business conditions resulted in lower freight revenues, even as the overall cost of our fleet assets is relatively stable. As a result, the combination of seasonal and cyclical softness in the fourth quarter of 2019 resulted in lower freight revenue in the period, and reduced absorption of our fixed fleet costs.
Our operating income, as a percentage of net sales, declined to 18.7% in the fourth quarter of 2019 from 19.0% in the fourth quarter of 2018, which was primarily due to the lower gross margin. While we leveraged our operating expenses in the period, we did not do so to the same degree as in preceding quarters in 2019 as a result of the slower top line growth. Our operating and administrative expenses (including the (gain) loss on sales of property and equipment), as a percentage of net sales, improved to 28.2% in the fourth quarter of 2019 compared to 28.8% in the fourth quarter of 2018. The primary reason for this improvement was our ability to leverage employee and general corporate expenses.
Employee-related expenses, which represent 65% to 70% of total operating and administrative expenses, increased 2.4% in the fourth quarter of 2019 when compared to the fourth quarter of 2018. The increase in employee-related expenses was mainly related to slightly higher year-over-year headcount through the period. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 3.4%. Facility costs were mostly flat in the period, which was more than offset by an increase in costs related to industrial vending equipment of 11.2% reflecting the increase in the number of vending machines deployed from December 2018 to December 2019, as discussed in more detail below. All other operating and administrative expenses, which represent 15% to 20% of total operating and administrative expenses, decreased 6.5%. Higher information technology spending to support our business was more than offset by a reduction in our net bad debt write-offs and other costs, such as the absence of certain legal and foreign costs that existed in the fourth quarter of 2018.
Our net interest expense was $2.5 in the fourth quarter of 2019 compared to $3.6 in the fourth quarter of 2018. This decrease was caused by a lower average debt balance during the period and lower average interest rates.
We recorded income tax expense of $57.7 in the fourth quarter of 2019, or 24.4% of earnings before income taxes. Income tax expense was $61.0 in the fourth quarter of 2018, or 26.6% of earnings before income taxes, which included the impact of a discrete expense of approximately $3.2 related to the impact of the change in our tax rate on inter-entity transactions. This discrete expense increased our tax rate during the period by 1.4 percentage points. We believe our ongoing tax rate, absent any discrete tax items, will be in the 24.5% to 25.0% range.
Our net earnings during the fourth quarter of 2019 were $178.7, an increase of 5.9% when compared to the fourth quarter of 2018. Our diluted net earnings per share were $0.31 during the fourth quarter of 2019 compared to $0.29 during the fourth quarter of 2018, an increase of 5.4%. Adjusting for the discrete tax item that adversely affected net earnings in the fourth quarter of 2018, our net earnings and diluted net earnings per share in the fourth quarter of 2019 would have grown by 4.0% and 3.4%, respectively.
Growth Driver Performance
We signed 21,857 industrial vending devices during 2019 and 5,144 devices during the fourth quarter of 2019. Our installed device count on December 31, 2019 was 89,937, an increase of 10.8% over December 31, 2018. Daily sales through our vending devices grew at a low double-digit pace in the fourth quarter of 2019 over the fourth quarter of 2018 due to the increase in the installed base. These device counts do not include slightly more than 15,000 vending devices deployed as part of a lease locker program. Our goal for vending device signings in 2020 is 22,000 to 24,000 units.
We signed 362 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during 2019 and 79 new Onsite locations during the fourth quarter of 2019. We had 1,114 active sites on December 31, 2019, which represented an increase of 24.6% from December 31, 2018. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a low double-digit rate in the fourth quarter of 2019 over the fourth quarter of 2018. New revenue from relatively new actives continues to offset the impact of weak demand on more mature sites. Our goal for Onsite signings in 2020 is 375 to 400.
Daily sales to our national account customers (defined as customer accounts with a multi-site contract) grew 8.2% in the fourth quarter of 2019 over the fourth quarter of 2018. Revenues attributable to national account customers represented 54.8% of our total revenues in the period.
Balance Sheet and Cash Flow
We produced operating cash flow of $842.7 in 2019, an increase of 25.0% from 2018, representing 106.5% of the period's net earnings versus 89.7% in 2018. The increase in our operating cash flow as a percentage of net earnings reflects a reduced drag from working capital investment than was experienced in 2018 and, to a lesser degree, higher net income. Our investment in property and equipment, net of proceeds from sales, was $239.8 in 2019 compared to $166.8 in 2018. The increase for the year was a result of greater spending to develop or expand certain of our distribution center assets, purchase vending equipment to support our growth, and add vehicles to our fleet. We expect our net capital expenditures in 2020 to be within a range of $180.0 to $205.0, a decrease from $195.0 to $225.0 in 2019. This decrease is primarily attributable to a reduction in projects that would develop and expand certain distribution center assets and, to a lesser degree, reduced fleet vehicle investment.
We returned $498.6 to our shareholders in 2019 (all in the form of dividends), compared to $544.9 in 2018 (in the form of dividends of $441.9 and common stock purchases of $103.0).
Total debt on our balance sheet was $345.0 at the end of the fourth quarter of 2019, or 11.5% of total capital (the sum of stockholders' equity and total debt). This compares to $500.0, or 17.8% of total capital, at the end of 2018.
Accounts receivable were $741.8 at the end of 2019, an increase of $27.5 or 3.9%, over the end of 2018. This increase reflects not only our growth in sales but that our growth is being driven disproportionately by our national accounts program, where our customers tend to have longer payment terms than our business as a whole. Receivables growth slowed over the course of the year due to the effect on receivables of softer business activity. Inventories were $1,366.4 at the end of 2019, an increase of $87.7, or 6.9%, over the end of 2018. Our inventory has risen to support higher sales, largely reflecting large increases in the number of installed vending devices and active Onsite locations, to support high levels of service, and from inflation and tariffs. We intend to continue to invest in the inventory necessary to support our vending and Onsite initiatives. However, over the course of the year, we did reduce other spending, both reflecting proactive efforts to reduce inventory and in reaction to the effect of softer business activity, which allowed us to meaningfully decelerate inventory growth in the fourth quarter of 2019. Accounts payable were $192.8 at the end of 2019, a decrease of $0.7, or 0.4%, from the end of 2018, as a result of softer business activity.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q4 2019	Q3 2019	Q3 2019	Q4 2018	Q4 2018
In-market locations - absolute employee headcount	13,977	14,128	-1.1%	14,015	-0.3%
In-market locations - FTE employee headcount	12,236	12,417	-1.5%	12,211	0.2%
Total absolute employee headcount (1)	21,948	21,938	0.0%	21,644	1.4%
Total FTE employee headcount (1)	18,968	19,060	-0.5%	18,704	1.4%

Number of public branch locations	2,114	2,146	-1.5%	2,227	-5.1%
Number of active Onsite locations	1,114	1,076	3.5%	894	24.6%
Number of in-market locations	3,228	3,222	0.2%	3,121	3.4%
Industrial vending devices (installed device count) (2)	89,937	88,327	1.8%	81,137	10.8%
Ratio of industrial vending devices to in-market locations	28:1	27:1		26:1
(1) In materials released on January 17, 2019 related to our fourth quarter and full year 2018 earnings results, we undercounted our total employees by 25. We corrected this in the table above.
(2) This number primarily represents devices which principally dispense product and produce product revenues, and excludes slightly more than 15,000 devices that are part of a locker lease program where the devices are principally used for the check-in/check-out of equipment.

During the last twelve months, we reduced our absolute employee headcount by 38 people in our in-market locations and increased by 304 people in total. The reduction in our absolute employee headcount in our in-market locations reflects actions taken by leadership in our public branches over the past couple of quarters to control expenses in response to weaker demand, which was only partly offset by increases to support growth in our Onsite locations. The increase in our total absolute employee count is mostly from additions we have made to support customer acquisition, implementation, and growth in the field, particularly as it relates to our growth drivers and to support general corporate and hub functions.
We opened four branches in the fourth quarter of 2019 and closed 36 branches, net of conversions. We activated 64 Onsite locations in the fourth quarter of 2019 and closed 26, net of conversions. For the full year of 2019, we opened twelve branches and closed 125 branches, net of conversions. For the full year of 2019, we activated 312 Onsite locations and closed 92, net of conversions. The number of closings reflects both normal churn in our business, whether due to exiting customer relationships, the shutting or relocation of a customer facility, or a customer decision, as well as a review of certain underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the annual and quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, and Onsite and industrial vending signings. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	December 31, 2019	December 31, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$174.9	167.2
Trade accounts receivable, net of allowance for doubtful accounts of $10.9 and $12.8, respectively	741.8	714.3
Inventories	1,366.4	1,278.7
Prepaid income taxes	16.7	9.0
Other current assets	157.4	147.0
Total current assets	2,457.2	2,316.2

Property and equipment, net	1,023.2	924.8
Operating lease right-of-use assets	243.2	—
Other assets	76.3	80.5

Total assets	$3,799.9	3,321.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$3.0	3.0
Accounts payable	192.8	193.6
Accrued expenses	251.5	240.8
Current portion of operating lease liabilities	97.4	—
Total current liabilities	544.7	437.4

Long-term debt	342.0	497.0
Operating lease liabilities	148.2	—
Deferred income taxes	99.4	84.4

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 574,128,911 and 571,803,838 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	67.2	3.0
Retained earnings	2,633.9	2,341.6
Accumulated other comprehensive loss	(38.4)	(44.8)
Total stockholders' equity	2,665.6	2,302.7

Total liabilities and stockholders' equity	$3,799.9	3,321.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$5,333.7	4,965.1	$1,276.9	1,231.6

Cost of sales	2,818.3	2,566.2	678.5	643.8
Gross profit	2,515.4	2,398.9	598.4	587.8

Operating and administrative expenses	1,459.4	1,400.2	359.9	354.4
(Gain) loss on sale of property and equipment	(1.2)	(0.5)	(0.4)	0.0
Operating income	1,057.2	999.2	238.9	233.4

Interest income	0.4	0.4	0.1	0.1
Interest expense	(13.9)	(12.6)	(2.6)	(3.7)

Earnings before income taxes	1,043.7	987.0	236.4	229.8

Income tax expense	252.8	235.1	57.7	61.0

Net earnings	$790.9	751.9	$178.7	168.8

Basic net earnings per share	$1.38	1.31	$0.31	0.29

Diluted net earnings per share	$1.38	1.31	$0.31	0.29

Basic weighted average shares outstanding	573.2	573.9	574.0	572.2

Diluted weighted average shares outstanding	574.4	574.3	575.6	572.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	Year Ended December 31,
	2019	2018
	(Unaudited)
Cash flows from operating activities:
Net earnings	$790.9	751.9
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	144.6	134.1
Gain on sale of property and equipment	(1.2)	(0.5)
Bad debt expense	5.5	8.1
Deferred income taxes	15.0	33.8
Stock-based compensation	5.7	5.1
Amortization of intangible assets	4.1	4.1
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(30.4)	(120.3)
Inventories	(84.4)	(193.3)
Other current assets	(10.4)	(28.9)
Accounts payable	(0.8)	46.1
Accrued expenses	10.7	46.8
Income taxes	(7.7)	(15.5)
Other	1.1	2.7
Net cash provided by operating activities	842.7	674.2

Cash flows from investing activities:
Purchases of property and equipment	(246.4)	(176.3)
Proceeds from sale of property and equipment	6.6	9.5
Cash paid for acquisition	—	(3.7)
Other	0.1	(3.4)
Net cash used in investing activities	(239.7)	(173.9)

Cash flows from financing activities:
Proceeds from debt obligations	910.0	980.0
Payments against debt obligations	(1,065.0)	(895.0)
Proceeds from exercise of stock options	58.5	13.4
Purchases of common stock	—	(103.0)
Payments of dividends	(498.6)	(441.9)
Net cash used in financing activities	(595.1)	(446.5)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(3.5)

Net increase in cash and cash equivalents	7.7	50.3

Cash and cash equivalents at beginning of year	167.2	116.9
Cash and cash equivalents at end of year	$174.9	167.2

Supplemental disclosure of cash flow information:
Cash paid for interest	$13.9	12.6
Net cash paid for income taxes	$242.7	215.3

CONTACT:	Ellen Stolts
Assistant Controller – Reporting and Reconciliation
507-313-7282